EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-37924, 333-21285, and 333-261567 on Form S-3 and Registration Statement Nos. 33-57898, 33-58939, 333-21277, 333-62098, 333-91712, 333-142412, 333-177794, 333-177795, 333-208479 and 333-261566 on Form S-8 of our reports dated February 15, 2024, relating to the consolidated financial statements of Snap-on Incorporated and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Snap-on Incorporated for the year ended December 30, 2023.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 15, 2024

120	SNAP-ON INCORPORATED